Exhibit 10(ai)
FY11 U.S. Employees
Restricted Stock Unit Award and Agreement
[DATE]
Dear                     :
H. J. Heinz Company is pleased to confirm that, effective as of                     , you have been granted an award of Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.
1.	RSU Award. You have been awarded a total of RSUs.

2.	RSU Account. RSUs entitle you to receive a corresponding number of shares of H. J. Heinz Company Common Stock (“Common Stock”) in the future, subject to the conditions and restrictions set forth in this Agreement, including, without limitation, the vesting conditions set forth in Paragraph 3 below. Your RSUs will be credited to a separate account established and maintained by the Company on your behalf or by a third party engaged by the Company for the purpose of implementing, administering and managing the Plan. Until the Distribution Date (as defined herein), the value of your unvested RSUs is subject to change based on increases or decreases in the market price of the Common Stock. Because the RSUs are not actual shares of Common Stock, you cannot exercise voting rights on them until the Distribution Date.

3.	Vesting. Provided the Management Development & Compensation Committee of the Board of Directors of the Company (the “MDCC”) determines the Company achieves a [INSERT PERFORMANCE GOAL] (hereinafter “Performance Goal”), you will become vested in the RSUs credited to your account according to the following schedule: .

4.	Termination of Employment. The termination of your employment with the Company will have the following effect on your RSUs:
(a)	Retirement. If the termination of your employment with the Company is the result of Retirement, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 below.

(b)	Disability. If the termination of your employment with the Company is the result of Disability, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(c)	Involuntary Termination without Cause. If the termination of your employment with the Company is the result of involuntary termination without Cause, you shall forfeit on your Date of Termination any RSUs that remain unvested as of that date; provided however, that if you execute a release of claims against the Company in the form provided by the Company, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(d)	Death. In the event that you should die while you are continuing to perform services for the Company or following Retirement, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs that remain unvested as of the date of your death shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(e)	Change in Control. If a Change in Control occurs prior to the completion of the performance period (the fiscal year of the grant), a pro rata portion of the award shall become payable as of the date of the Change in Control to the extent earned on the basis of achievement of the pro rata portion of the Performance Goal relating to the portion of the performance period completed as of the date of the Change in Control. If a Change in Control occurs after the completion of the performance period and the Performance Goal is achieved, the entire award shall become payable as of the date of the Change in Control.

(f)	Other Termination. If your employment with the Company terminates for any reason other than as set forth in subparagraphs (a), (b), (c), (d) or (e) above, including without limitation any voluntary termination of employment or an involuntary termination for Cause, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.

5.	Non-Solicitation/Confidential Information. In partial consideration for the RSUs granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 12 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any other employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge that the breach or threatened breach of this Paragraph 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or threatened breach of this Paragraph 5. Any breach by you of the provisions of this Paragraph 5 will, at the option of the Company and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the immediate forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

“Confidential Information” as used herein shall mean technical or business information not readily available to the public or generally known in the trade, including but not limited to inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you, or represent information which the Company received from third parties under an obligation of confidentiality.

6.	Dividend Equivalents. An amount equal to the dividends payable on the shares of Common Stock represented by your unvested RSUs will be accrued as of each quarterly period dividend payment record date and will be credited to the employee and distributed upon vesting of such RSUs, subject to forfeiture of unvested RSUs and undistributed cash dividend equivalents accrued on such unvested RSUs due to failure to achieve the Performance Goal or as described in Paragraph 4 (c), (e) and (f). These payments will be calculated based upon the number of such vesting RSUs that were credited to your account as of each quarterly period dividend record date prior to vesting. These payments will be reported as income to the applicable taxing authorities, and federal, state, local and/or foreign income and/or any employment taxes will be withheld from such payments as and to the extent required by applicable law.

7.	Distribution. All RSU distributions will be made in the form of actual shares of Common Stock and will be distributed to you as soon as administratively practical after one of the following dates (each, a “Distribution Date”):

(a)	Default Distribution Date. Shares of Common Stock representing your RSUs will be distributed to you on the date the RSUs vest, or, if such date is not a business day, on the next business day, unless you have already made an election to defer receipt to a later date, as provided in subparagraph (b) below.

(b)	Deferred Distribution Date. To the extent permitted by the MDCC, you may have elected to defer distribution of your RSUs to a date subsequent to the Default Distribution Date by providing a written election form to the Company in accordance with the provisions of Internal Revenue Code (“IRC”) section 409A.

(c)	Separation of Service of Specified Employee. If your distribution is on account of your “separation from service” as defined in IRC section 409A and the regulations thereunder, and if you are a “specified employee,” as defined in IRC section 409A(a)(2)(B)(i) on your Distribution Date, and your distribution constitutes the “deferral of compensation” as defined in IRC section 409A and the regulations thereunder, your distribution will be automatically deferred until the date that is six (6) months after your “separation from service,” regardless of your Default Distribution Date or your Deferred Distribution Date election.
Subject to Paragraph 7(c), certificates representing the distributed shares of Common Stock will be delivered to the firm maintaining your account as soon as practicable after a Distribution Date occurs. Notwithstanding the foregoing, and subject to Paragraph 7(c), all vested RSUs will be distributed to you at the close of business on the day following the last day of your employment with the Company, or as soon as administratively practicable thereafter, if you terminate employment with the Company for any reason and deferred RSUs that vest after the date of your termination will be distributed to you as soon as administratively practicable after they vest, in a lump sum if you have elected a lump sum distribution, or in installments commencing on termination of employment if you have elected an installment distribution. Notwithstanding the foregoing, RSU distributions will be made at a date other than as described above to the extent necessary to comply with the requirements of IRC section 409A.
8.	Impact on Benefits. Because your RSU Award is or is related to an annual RSU award, the face value of the award on the date of the RSU grant (the number of RSUs multiplied by the closing price, as listed on the New York Stock Exchange, of the shares of Common Stock represented by the RSUs on the date of the grant) will be included as compensation for the year of the grant pursuant to the H.J. Heinz Company Supplemental Executive Retirement Plan (as amended and restated effective September 1, 2007), the H.J. Heinz Company Employees Retirement and Savings Excess Plan (as amended and restated effective January 1, 2005), and/or any other plan of the Company, regardless of whether or not the RSUs subsequently vest.

9.	Tax Withholding. On the Distribution Date, the Company will withhold a number of shares of Common Stock that is equal, based on the Fair Market Value of the Common Stock on the Distribution Date, to the amount of the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the distribution, or make arrangements satisfactory to the Company for the collection thereof; provided however, that after such time that the MDCC determines that the Performance Goal set forth in Paragraph 3 has been achieved, and after you have achieved retirement eligibility under the provisions of any formal retirement plan of the Company or Subsidiary, you will be required to remit to the Company a cash amount to satisfy Federal Insurance Contributions Act taxes on all unvested RSUs.

10.	Non-Transferability. Your RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before a Distribution Date occurs, who shall succeed to all your rights and obligations under this Agreement and the Plan. If you do not designate a beneficiary, your RSUs will pass to the person or persons entitled to receive them under your will. If you shall have failed to make a testamentary disposition of your RSUs in your will or shall have died intestate, your RSUs will pass to the legal representative or representatives of your estate.

11.	Employment At-Will. You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice.

12.	Collection and Use of Personal Data. You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number and number of RSUs held on your behalf) by the Company or a third party engaged by the Company for the purpose of implementing, administering and managing the Plan and any other stock option or stock incentive plans of the Company (the “Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans, or (b) to any Subsidiary of the Company, wherever located. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

13.	Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While RSUs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one time event, is not an entitlement to an award of RSUs in the future, and does not create any contractual or other right to receive an award of RSUs, compensation or benefits in lieu of RSUs or any other compensation or benefits in the future.

14.	Compliance with Stock Ownership Guidelines. All RSUs granted to you under this Agreement shall be counted as shares of Common Stock that are owned by you for purposes of satisfying the minimum share requirements under the Company’s Stock Ownership Guidelines (“SOG”), except if the Performance Goal set forth in Paragraph 3 is not achieved, after which time they will no longer be counted. Notwithstanding the foregoing, you acknowledge and agree that, with the exception of the number of shares of Common Stock withheld to satisfy income tax withholding requirements pursuant to Paragraph 9 above, 75% of the shares of Common Stock represented by the RSUs granted to you hereunder cannot be sold or otherwise transferred, even after the Distribution Date, unless and until you have met the Company’s SOG’s minimum share ownership requirements. The MDCC may not approve additional RSU awards to you unless you are in compliance with the terms of this Paragraph 14 and the applicable SOG requirements.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

16.	Internal Revenue Code Section 409A. Unless a deferral election satisfying the requirements of IRC section 409A is offered with respect to this award and the distribution of this award is deferred by reason of a deferral election by you, or unless you have achieved retirement eligibility under the provisions of any formal retirement plan of the Company or Subsidiary on or after such time that the MDCC determines that the Performance Goal set forth in Paragraph 3 has been achieved, it is intended that this award shall not constitute the “deferral of compensation” within the meaning of IRC section 409A and, as a result, shall not be subject to the requirements of IRC section 409A. The Plan, and this award Agreement, are to be interpreted in a manner consistent with this intention. Absent a deferral election, or unless you have achieved retirement eligibility under the provisions of any formal retirement plan of the Company or Subsidiary, and notwithstanding any other provision in the Plan, a new award may not be issued if such award would be subject to IRC section 409A at the time of grant, and an existing award may not be modified in a manner that would cause such award to become subject to IRC section 409A at the time of such modification.
This RSU Award is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H. J. HEINZ COMPANY
By:
William R. Johnson
Chairman of the Board, President and Chief Executive Officer

Accepted:
Date: